Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

www.cohenfund.com

440.835.8500
440.835.1093 *fax*

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 28, 2007 on the financial statements of The Becker Value Funds, comprising Becker Value Equity Fund and Becker Small Cap Value Equity Fund, as of October 31, 2007 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Registration Statement on Form N-1A of Unified Series Trust.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
February 28, 2008